                                                                 Exhibit 4.12

                            INTEREST RATE AGREEMENT
                                   (Revolver)


     This Interest Rate Agreement (as amended, supplemented and restated, this "Agreement") dated as of September 29, 1995 among TEXAS COMMERCE BANK NATIONAL ASSOCIATION (the "Lender"); DRILEX HOLDINGS CORP. ("DHC"), DRILEX SYSTEMS, INC. ("DSI"), COBB DIRECTIONAL DRILLING COMPANY, L.L.C. ("Cobb"), SHAREWELL, INC. ("Sharewell") (formerly Shareco, Inc. ("Shareco")), and DRILEX SYSTEMS LIMITED ("DSL");

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, DHC, DSI, Cobb, Sharewell and DSL (collectively, the "Borrowers") and the Lender executed and delivered that certain Amended and Restated Credit Agreement (as amended, supplemented and restated, the "Credit Agreement") of even date herewith;

     WHEREAS, pursuant to the Credit Agreement, DHC, DSI, Cobb and Sharewell (collectively, the "Dollar Borrowers") executed and delivered the Dollar Note and DSL has executed and delivered the Pound Note; and

     WHEREAS, for convenience, the Borrowers and the Lender desire to gather the provisions of the Credit Documents relating solely to interest on the Notes, including the selection of interest rate options, into a supplemental agreement;

     NOW, THEREFORE, in consideration of the execution and delivery of the Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions.
     -----------

     1.1 Credit Agreement. Any term defined in the Credit Agreement and used in this Agreement shall have the meaning ascribed to it in the Credit Agreement.
Section 1.2 and Article 9 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

     1.2 Defined Terms. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in this Agreement have the meaning provided below.

     Adjusted Eurodollar Interbank Rate shall mean, with respect to each Interest Period applicable to a Eurodollar Rate Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) the Eurodollar Interbank Rate with respect to such Interest Period divided

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by (b) the difference of (1) 1.0000 minus (2) the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.

     Base Rate shall mean for any day a rate per annum (rounded upwards, if necessary, to the nearest 1/8%, except for the Highest Lawful Rate, which shall never be rounded upwards) equal to the lesser of (a) the Prime Rate for that day or (b) the Highest Lawful Rate.

     Base Rate Borrowing shall mean that portion of the principal balance of the Dollar Loans at any time bearing interest at the Base Rate.

     Base Rate Interest Payment Dates shall mean the last Business Day of each January, April, July and October.

     Chapter One shall mean Chapter One of the Texas Credit Code, as in effect on the date the document using such term was executed.

     Euro Borrowing shall mean either a Eurodollar Rate Borrowing or a Eurosterling Rate Borrowing, as appropriate.

     Euro Business Day shall mean a Business Day on which transactions in Dollar or Pound deposits (as appropriate) between banks may be carried on in the Eurodollar Interbank Market or the Eurosterling Interbank Market (as appropriate).

     Euro Rate shall mean either a Eurodollar Rate or a Eurosterling Rate, as appropriate.

     Eurodollar Interbank Market shall mean whatever Eurodollar interbank market may be selected by the Lender in its reasonable discretion.

     Eurodollar Interbank Rate shall mean, for each Interest Period, the rate of interest per annum determined by the Lender to be the arithmetic average of the rates per annum in accordance with the then-existing practice in the Eurodollar Interbank Market for the offering to the Lender (at or before 10:00 a.m., local time, in the Eurodollar Interbank Market on the date two Euro Business Days before the first day of such Interest Period) by one or more prime banks (selected by the Lender in its sole discretion) in the Eurodollar Interbank Market, of deposits in Dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the Eurodollar Rate Borrowing to which such Interest Period relates. Each determination by the Lender of the Eurodollar Interbank Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     Eurodollar Rate shall mean for any day a rate per annum (rounded upwards, if necessary, to the nearest 1/8%, except for the Highest Lawful Rate, which shall never be rounded upwards) equal to the lesser of (a) the sum of (1) the Adjusted Eurodollar Interbank Rate in effect on the

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

first day of the Interest Period for the applicable Eurodollar Rate Borrowing plus (2) the applicable Margin Percentage from time to time in effect or (b) the Highest Lawful Rate. Each Eurodollar Rate is subject to adjustments for reserves and other matters as provided for in Section 2.3.

     Eurodollar Rate Borrowing shall mean each portion of the principal balance of the Dollar Loans at any time bearing interest at a Eurodollar Rate pursuant to a Rate Designation Notice.

     Eurodollar Reserve Requirement shall mean, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next higher
 .0001) which is in effect on such day for determining all reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to "Eurocurrency liabilities," as currently defined in Regulation D, all as specified by any Governmental Authority, including those imposed under Regulation D. Each determination of the Eurodollar Reserve Requirement by the Lender shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     Eurosterling Interbank Market shall mean whatever Eurosterling interbank market may be selected by the Lender in its sole discretion.

     Eurosterling Interbank Rate shall mean, for each Interest Period, the rate of interest per annum (rounded upwards to the nearest 1/8%) determined by the Lender to be the arithmetic average of the rates per annum in accordance with the then-existing practice in the Eurosterling Interbank Market for the offering to the Lender (at or before 10:00 a.m., local time, in the Eurosterling Interbank Market on the date two Euro Business Days before the first day of such Interest Period) by one or more prime banks (selected by the Lender in its sole discretion) in the Eurosterling Interbank Market, of deposits in Pounds for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the Eurosterling Rate Borrowing to which such Interest Period relates. Each determination by the Lender of the Eurosterling Interbank Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     Eurosterling Rate shall mean for any day a rate per annum equal to the lesser of (a) the sum of (1) the Eurosterling Interbank Rate in effect on the first day of the Interest Period for the applicable Eurosterling Rate Borrowing plus (2) the applicable Margin Percentage from time to time in effect or (b) the Highest Lawful Rate. Each Eurosterling Rate is subject to adjustments for reserves and other matters as provided for in Section 2.3.

     Eurosterling Rate Borrowing shall mean each portion of the principal balance of the Pound Loans at any time bearing interest at a Eurosterling Rate pursuant to a Rate Designation Notice.

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     Excess Interest Amount shall mean, on any day, the amount by which (a) the amount of all interest which would have accrued before such day on the outstanding principal of a Note (had the Stated Rate at all times been in effect without limitation by the Highest Lawful Rate) exceeds (b) the aggregate amount of interest actually paid to the Lender on such Note on or before such day.

     Funding Loss shall mean, with respect to (a) a Borrower's payment or prepayment of principal of a Euro Borrowing on a day other than the last day of the applicable Interest Period; (b) a Borrower's failure to borrow a Euro Borrowing on the date specified by such Borrower; (c) a Borrower's failure to make any a prepayment of a Euro Borrowing on the date specified by such Borrower, or (d) any cessation of a Euro Rate to apply to the Loans or any part thereof pursuant to Section 2.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability reasonably incurred by the Lender (including but not limited to any loss or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain a Loan).

     Highest Lawful Rate shall mean the maximum nonusurious rate of interest permitted to be charged by applicable federal or Texas law (whichever shall permit the higher lawful rate) from time to time in effect. At all times, if any, as Chapter One shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" (as defined in Chapter One) from time to time in effect.

     Interest Options shall mean the Base Rate, each Eurodollar Rate and each Eurosterling Rate, and "Interest Option" shall mean either of them.

     Interest Payment Dates shall mean for (a) Base Rate Borrowings, the Base Rate Interest Payment Dates and (b) Euro Borrowings, the end of the applicable Interest Period and, with respect to a six-month Interest Period, on the date which would have been the end of a three-month Interest Period if such an Interest Period had been selected; in each case, Interest Payment Date shall also mean the maturity date (whether by acceleration or otherwise) of a Note.

     Interest Period shall mean, for each Euro Borrowing, a period commencing on the date such Euro Borrowing began and ending on the numerically corresponding day which is one, two, three or six months thereafter; provided that (a) any Interest Period with respect to a Euro Borrowing which would otherwise end on a day which is not a Euro Business Day shall be extended to the next succeeding Euro Business Day, unless such Euro Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro Business Day; (b) any Interest Period with respect to a Euro Borrowing which begins on the last Euro Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro Business Day of the appropriate calendar month; (c) no Interest Period shall ever extend beyond the stated maturity of the Note evidencing such Euro Borrowing, and (d) Interest Periods

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shall be selected by each Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date.

     Margin Percentage means:

     (a) On any day prior to October 1, 1995, (1) 0.50% with respect to Base Rate Borrowings and (2) 2.00% with respect to Euro Borrowings.

     (b) On and after October 1, 1995, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to Capitalization Ratio as of the last day of the most recently ended fiscal quarter of DHC calculated by the Lender as soon as practicable after receipt by the Lender of all financial reports required under the Credit Agreement with respect to such fiscal quarter (including a Certificate of No Default as therein provided) (provided, however, that if the Margin Percentage is increased as a result of the reported Debt to Capitalization Ratio, such increase shall be retroactive to the date that Borrowers were obligated to deliver such financial reports to the Lender pursuant to the terms of the Credit Agreement and provided further, however, that if the Margin Percentage is decreased as a result of the reported Debt to Capitalization Ratio, and such financial reports are delivered to the Lender not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of the Credit Agreement, such decrease shall be retroactive to the date that Borrowers were obligated to deliver such financial reports to the Lender pursuant to the terms of the Credit Agreement):

                                        Euro
       Debt to                    Borrowings Margin  Base Rate Borrowings
Capitalization Ratio                 Percentage       Margin Percentage
- --------------------------------  -----------------  --------------------

     Greater than 60%                          2.00                  0.50

     Less than or equal to 60%
     but greater than 50%                      1.75                  0.00

     Less than or equal to 50%                 1.50                  0.00

     Past Due Rate shall mean the lesser of the Highest Lawful Rate or a rate per annum equal to the Prime Rate plus 3% per annum.

     Prime Rate shall mean the prime rate as announced from time to time by the Lender and thereafter entered in the minutes of the Lender's Loan and Discount Committee. Without notice to either Borrower or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to

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be effective as of the date of each change in such prime rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

     Rate Designation Date shall mean 10:00 a.m. on that Business Day which is
(a) in the case of Base Rate Borrowings, the date of such borrowing or (b) in the case of Euro Borrowings, the date three Euro Business Days preceding the first day of any proposed Interest Period.

     Rate Designation Notice shall mean (a) in the case of a new Loan, a Request for Loan or (b) otherwise, a written notice substantially in the form of Exhibit A.

     Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

     Stated Rate means the effective weighted average per annum rate of interest applicable to a Note; provided that if on any day such rate shall exceed the Highest Lawful Rate for that day, the Stated Rate shall be fixed at the Highest Lawful Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balance of such Note equals the total amount of interest which would have accrued if there had been no Highest Lawful Rate. Without notice to either Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.

     Taxes shall mean any governmental tax, levy, impost, duty, charge or fee.

     Texas Credit Code shall mean Title 79, Texas Revised Civil Statutes, 1925, as amended.

2.   Interest Options for Loans.
     ---------------------------

     2.1 Options Available. The outstanding principal balance of the Dollar Note shall bear interest at the lesser of (a) the Base Rate or (b) the Highest Lawful Rate and each Pound Loan shall bear interest at the lesser of (a) the Eurosterling Rate for the date of such Loan and with an Interest Period of one month or (b) the Highest Lawful Rate; provided that (1) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, the Dollar Borrowers shall have the option of having all or any portion of the principal balance of the Dollar Note from time to time outstanding bear interest at a Eurodollar Rate and DSL shall have the option of having all or any portion of the principal balance of the Pound Note from time to time outstanding bear interest at a Eurosterling Rate with a different Interest Period. The records of the Lender with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and

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conclusive, absent manifest error.  Interest on the Loans shall be calculated at the Base Rate or a Eurosterling Rate with a one-month Interest Period, as the case may be, except where it is expressly provided pursuant to this Agreement that a Euro Rate (including a different Eurosterling Rate) is to apply.
Interest on the amount of each advance against a Note shall be computed on the amount of that advance and from the date it is made. Notwithstanding anything in this Agreement to the contrary, for the full term of a Note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of such Note for the use, forbearance or detention of the debt evidenced thereby shall not exceed the Highest Lawful Rate.

     2.2 Designation and Conversion. A Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided that no Event of Default has occurred and is continuing and subject to the last sentence of Section 2.1 and the provisions of Section 2.3, a Borrower may elect to have a Euro Rate apply or continue to apply to all or any portion of the principal balance of the Note made by such Borrower. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of a Loan, but such conversion shall not change the outstanding principal balance of the Note evidencing such Loan. The Interest Options shall be designated or converted in the manner provided below:

     (a) A Borrower shall give the Lender a Rate Designation Notice. Each Rate Designation Notice shall be irrevocable and shall be given to the Lender no later than the applicable Rate Designation Date.

     (b) No more than three Eurodollar Rate Borrowings shall be in effect at any time.

     (c) No more than three Eurosterling Rate Borrowings shall be in effect at any time.

     (d) Each designation or conversion of a Euro Borrowing shall occur on a Euro Business Day.

     (e) Except as provided in Section 2.3, no Euro Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

     (f) Each Eurodollar Rate Borrowing shall be in the amount of at least $250,000.

     (g) Each Eurosterling Rate Borrowing shall be in the amount of at least (Pounds)100,000.

     2.3  Special Provisions Applicable to Euro Borrowings.

     (a) Options Unlawful. If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it

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

unlawful or impossible for the Lender to permit the establishment of or to maintain any Euro Borrowing, the commitment of the Lender to establish or maintain such Euro Borrowing shall forthwith be canceled and the relevant Borrower shall forthwith, upon demand by the Lender to such Borrower, (1) convert any Euro Borrowing with respect to which such demand was made to a Base Rate Borrowing, if such Euro Borrowing is a Eurodollar Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted, and (3) pay any amounts required to compensate the Lender for any additional reasonable cost or expense which the Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which the Lender may incur as a result of such conversion. If, when the Lender so notifies the Dollar Borrowers, the Dollar Borrowers have given a Rate Designation Notice specifying a Eurodollar Rate Borrowing but the selected Interest Period has not yet begun, such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Dollar Loans specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

     (b) Increased Cost of Borrowings. If the adoption after the date hereof of any applicable Legal Requirement or any change after the date hereof in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by the Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time as a result of any portion of the principal balance of a Note being maintained on the basis of a Euro Rate:

          (1) subject the Lender (or make it apparent that the Lender is subject) to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any Euro Rate Borrowing or other amount due hereunder, other than any income and franchise taxes; or

          (2) change the basis of taxation of payments due from a Borrower to the Lender under any Euro Borrowing (otherwise than by a change in the rate of taxation of the overall net income of the Lender); or

          (3) impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Euro Rate), special deposit requirement or similar requirement (including state law requirements and Regulation D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by the Lender, or against deposits or accounts in or for the account of the Lender, or against loans made by the Lender, or against any other funds, obligations or other property owned or held by the Lender; or

          (4) impose on the Lender any other condition regarding any Euro Borrowing;

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and the result of any of the foregoing is to materially increase the cost to the
Lender of agreeing to make or of making, renewing or maintaining such Euro Borrowing, or materially reduce the amount of principal or interest received by the Lender then, upon demand by the Lender, the relevant Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts which shall compensate the Lender for such increased cost or reduced amount.
The determination by the Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error, and may be prepared using any reasonable averaging and attribution methods. The relevant Borrower shall have the right, if it receives from the Lender any demand referred to in this paragraph, upon three Business Days' notice to the Lender, either (1) to repay in full (but not in part) any Euro Borrowing with respect to which such notice was given, together with any accrued and unpaid interest thereon, or (2) to convert any Euro Borrowing which is the subject of the demand to a Base Rate Borrowing, if such Euro Borrowing is a Eurodollar Rate Borrowing; provided that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate the Lender for the increased cost or reduced amount referred to in this paragraph;
(y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which the Lender may incur as a result of such repayment or conversion.

     (c) Inadequacy of Pricing and Rate Determination. If for any reason the Lender shall have reasonably determined (which determination shall be conclusive and binding upon the Borrowers) that:

          (1) the Lender is unable through its customary general practices to determine any applicable Euro Rate, or

          (2) by reason of circumstances affecting the Eurodollar Interbank Market or the Eurosterling Interbank Market, as appropriate, generally, the Lender is not being offered deposits in Dollars or Pounds (as the case may be) in such market through its customary general practices, for the applicable Interest Period and in an amount equal to the amount of any applicable Euro Borrowing requested by a Borrower, or

          (3) any applicable Euro Rate will not adequately and fairly reflect the cost to the Lender of making and maintaining such Euro Borrowing hereunder for any proposed Interest Period,

then the Lender shall give the relevant Borrower notice thereof and thereupon,
(A) any Rate Designation Notice previously given by such Borrower designating the applicable Euro Borrowing or Base Rate Borrowing which has not commenced as of the date of such notice from the Lender shall be deemed for all purposes hereof to be of no force and effect, as if never given, and either (B) until the Lender shall notify such Borrower that the circumstances giving rise to such notice from the Lender no longer exist (which notice shall be given promptly to such Borrower after the Lender becomes aware thereof), each Rate Designation Notice requesting a

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

Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable Euro Borrowing then outstanding shall be converted, without any notice to or from such Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing, or (C) until the Lender shall notify DSL that the circumstances giving rise to such notice from the Lender no longer exist (which notice shall be given promptly to DSL after the Lender becomes aware thereof), each Rate Designation Notice from DSL shall be deemed a request for a Eurosterling Rate Borrowing with a one-month Interest Period.

     (d) Funding Losses. Each Borrower shall indemnify the Lender against and hold the Lender harmless from any Funding Loss with respect to the Loans received, and the Note made, by such Borrower. A certificate as to any additional amounts payable pursuant to this paragraph submitted by the Lender to the relevant Borrower shall be conclusive and binding upon such Borrower, absent manifest error, and may be prepared using any reasonable averaging and attribution methods.

     (e) Application of Prepayments. If a Borrower makes a prepayment on a Note and any Euro Borrowing is outstanding under that Note, then, notwithstanding anything in the Credit Documents to the contrary, such prepayment shall be applied as follows:

          (1) if such prepayment is voluntary, it shall be applied first to the outstanding principal of the Base Rate Borrowings (if any), then to unpaid accrued interest on the Base Rate Borrowings and then to Euro Borrowings; prepayments on Euro Borrowings shall be applied first to unpaid accrued interest on the Euro Borrowings in inverse order of their respective Interest Payment Dates and then to the outstanding principal of the Euro Borrowings in such manner as shall minimize the resulting Funding Losses (with the Funding Loss to be deducted from a prepayment before applying such prepayment to the principal of a Euro Borrowing); or

          (2) if such prepayment is mandatory, it shall be applied first to the outstanding principal of the Base Rate Borrowings (if any), then to Euro Borrowings in such manner as shall minimize the resulting Funding Losses (with the Funding Loss plus accrued and unpaid interest on a prepaid Euro Borrowing to be added to the amount of any mandatory principal prepayment required by the Credit Agreement).

     (f) Obligations Survive. A Borrower's obligations under this Section shall survive the payment of the such Borrower's Loans and the termination of such Borrower's Commitment; provided that any request for compensation pursuant to
Section 2.3(b), (c) or (d) must be made on or before six (6) months after the Lender incurs such reduction, expense or loss referred to or the Lender shall be deemed to have waived the right to such compensation.

     2.4 Interest Payments. Interest on each Loan shall be due and payable on each Interest Payment Date and upon the payment or prepayment of such Loan, except that (a) accrued interest payable at the Past Due Rate shall be due and payable from time to time on

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

demand of the Lender and (b) accrued and unpaid interest on any amount converted pursuant to Section 2.3 shall be paid on the amount so converted in accordance with Section 2.3.

3.   Miscellaneous.
     --------------

     3.1 Funding Offices. The Lender may, if it so elects, fulfill its obligation as to any Euro Borrowing by causing a branch or Affiliate of the Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or Affiliate of the Lender; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Lender, and the obligation of the relevant Borrower to repay such Loan shall nevertheless be to the Lender, and shall be deemed held by it for the account of such branch or Affiliate; and provided further that the Lender shall use reasonable efforts to select among funding offices available to it in such manner as will reduce or eliminate any Taxes which otherwise would be payable by such Borrower.

     3.2 Adjustments Automatic; Calculation Year. Without notice to the Borrowers or any other Person, each rate (other than any Eurodollar Rate) required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Highest Lawful Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Highest Lawful Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

     3.3 Funding Sources. Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Lender had actually funded and maintained each Euro Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Euro Rate for such Interest Period.

     3.4 No Usury Intended. The Borrowers and the Lender intend to strictly comply with all applicable Legal Requirements, including usury laws. Accordingly, the provisions of this Section shall govern and control over every other provision of any Credit Document which conflicts or is inconsistent with this Section, even if such provision states that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law; provided that, to the maximum extent not prohibited by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money, and not as interest; (b) all interest at any time contracted for, reserved, charged or received with respect to a Note shall be amortized, prorated, allocated and spread, in equal parts during the full term of such Note; (c) all Loans to a Borrower shall be treated as but a single extension of credit (and each Borrower and the Lender agree that such is the case and that provisions in the Credit Documents for multiple Loans to such Borrower is for convenience only), and (d) the parties shall exclude voluntary prepayments and the effects thereof. In no event shall either Borrower or any other Person be obligated to pay, or the Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or other applicable laws (if any) of the USA or any other jurisdiction, (y) any unearned interest or (z) total interest in excess of the amount which the Lender could lawfully have contracted for, reserved, received, retained or charged and the interest been calculated for the full term of the Loans at the Highest Lawful Rate. None of the terms and provisions contained in the Credit Documents which directly or indirectly relate to interest shall ever be construed without reference to this Section or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.

     3.5 Chapter 15. Each Borrower and the Lender agree that Chapter 15 of the Texas Credit Code shall not apply to any Credit Document or any Loan.

     3.6 Use of Loans. Each Borrower represents and warrants to the Lender that all of the Loans are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.

     3.7 Excess Payments. If the term of any Loan is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any prepayment (voluntary or mandatory), and if for that (or any other) reason the Lender at any time, including but not limited to the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, repayment or other event which produces the excess, and, if such excess interest has been paid to the Lender, it shall be credited pro tanto against the then-outstanding principal balance of the obligations of the payor thereof to such Person, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

     3.8 Recapture. If as of any Interest Payment Date the Lender does not receive payment in full of interest computed at the Stated Rate (computed without regard to any limitation by the Highest Lawful Rate) because the Stated Rate (as so computed) exceeds or has exceeded the Highest Lawful Rate, the relevant Borrower shall pay to the Lender, in addition to interest otherwise required, on each Interest Payment Date thereafter, the Excess Interest

Amount (calculated as of each such subsequent Interest Payment Date); provided that in no event shall either Borrower be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to and effective during such period.

     3.9 UK Taxes. The obligations of DSL to the Lender under the Credit Documents will be discharged only to the extent of funds received by the Lender, without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any present or future Tax (collectively, "UK Taxes") imposed, levied, assessed or required to be withheld by any government, political subdivision or taxing authority (collectively, the "UK Authorities") of the United Kingdom. The Lender agrees to file appropriate documents with the UK Authorities promptly after request by DSL to enable DSL to obtain an exemption from the payment of UK Taxes and deliver evidence thereof to DSL. Within 30 days after each date scheduled for a payment of principal, interest or both under the Credit Documents which is subject to any UK Tax, DSL shall furnish the Lender with the originals or certified copies of official receipts or other evidence in Proper Form evidencing the payment of UK Taxes when due.

     3.10 Amendment and Restatement. This Agreement amends and restates in its entirety that certain Interest Rate Agreement dated as of May 5, 1995 executed by and among Lender, DHC, DSI, Cobb and Shareco.

     EXECUTED as of the date first set forth above.

                                              DRILEX HOLDINGS CORP.,
                                              a Delaware corporation


                                                   /s/ John Forrest
                                              By: ______________________________
                                                       John Forrest,
                                                       President

                                    DRILEX SYSTEMS, INC.,
                                    a Texas corporation


                                          /s/ John Forrest
                                    By: ________________________________________
                                             John Forrest,
                                             President



                                    COBB DIRECTIONAL DRILLING COMPANY,
                                    L.L.C., a Delaware limited liability company


                                    By:  Drilex Holdings Corp.,
                                         a Delaware corporation,
                                         Member


                                                /s/ John Forrest
                                         By: ___________________________________
                                                 John Forrest,
                                                 President

                                    By:   Drilex Systems, Inc.,
                                    a Texas corporation,
                                    Member

                                                /s/ John Forrest
                                         By: ___________________________________
                                                 John Forrest,
                                                 President



                                    SHAREWELL,INC.,
                                    a Delaware corporation

                                                /s/ John Forrest
                                         By: ___________________________________
                                                  John Forrest,
                                                  Chief Executive Officer

                                    DRILEX SYSTEMS LIMITED,
                                    a company incorporated in Scotland under the Companies Act

WITNESSES to
execution by Drilex Systems Limited:
                                                /s/ John Forrest
                                         By: ___________________________________
                                                 John Forrest,
                                                 Director
/s/ Ed Holmes
_________________________________
Name: Ed Holmes

Address: 4707 Pin Oak Park #412
         Houston, TX 77081


Occupation: Attorney

/s/ Nicholas J. Evanoff
_________________________________
Name: Nicholas J. Evanoff

Address: 5205 Holly
         Bellaire, TX 77401


Occupation: Lawyer

                              TEXAS COMMERCE BANK NATIONAL
                              ASSOCIATION,
                              a national banking association


                              By: /s/ Diane Duplichan
                                  ___________________________________
                              Name: Diane Duplichan
                              Title: Vice President

Exhibit A - Rate Designation Notice

                            RATE DESIGNATION NOTICE
                                  (Revolver)

        Drilex Holdings Corp.; Drilex Systems, Inc.; Cobb Directional Drilling Company, L.L.C.; Sharewell, Inc., formerly Shareco, Inc.; Drilex Systems Limited, and Texas Commerce Bank National Association executed and delivered that certain Interest Rate Agreement (as amended, supplemented and restated, the "Interest Rate Agreement") dated as of September 29, 1995. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Interest Rate Agreement.

        In accordance with the Interest Rate Agreement, a Borrower hereby notifies the Lender of the exercise of an Interest Option.

A. Current borrowing

   1. Applicable note (check one):

        [ ] Dollar Note         [ ] Pound Note

   2. Amount of the existing Base Rate Borrowings or the expiring Euro Borrowing covered by this Rate Designation Notice: $/L______________

   3. Expiration of current Interest Period, if applicable:
      ________________, 199_

B. Proposed election

   1. Amount of the new Base Rate Borrowings (not available for Pound Loans) or the new Euro Borrowing covered by this Rate Designation Notice (repeat this Section B if the existing Base Rate Borrowings or expiring Euro Borrowing is to be divided between Base Rate Borrowings and/or Euro Borrowing(s)): $/L _______

   2. Date Interest Option is to be effective: ___________, 199_

   3. Interest Option to be applicable (check one):

      [ ] Base Rate (note available to DSL)
      [ ] Euro Rate


                                   EXHIBIT A

   4. Interest Period (if applicable) (check one):

      [ ] one month              [ ] three months
      [ ] two months             [ ] six months

        The Borrowers represent and warrant that the Interest Option and Interest Period selected above comply, in all material respects, with all provisions of the Interest Rate Agreement and that there exists no Default or Event of Default.

Date: __________________, 199_


                                                [SIGNATURE ON BEHALF OF ALL
                                                BORROWERS].